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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
Satcon Power Systems, Inc.*	Delaware
Satcon Electronics, Inc.**	Delaware
Satcon Power Systems (California), LLC	Delaware
Satcon International Holdings, LLC	Delaware
Satcon International Holdings II, LLC	Delaware
Satcon Power Systems Canada, Ltd.	Canada
Satcon International, s.r.o.	Czech Republic
Satcon EMEA Holdings B.V.	The Netherlands
Satcon Netherlands B.V.	The Netherlands
Satcon EMEA Holdings Coöperatieve U.A.	The Netherlands
Satcon Trading (Shenzhen) Co., Ltd.	China
Satcon India PVT. LTD.	India

*
Also doing business as "MagMotor"

**
Also doing business as "Film Microelectronics, Inc."

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  Exhibit 21.1